Exhibit 99.1

SIZELER COMMENTS ON COMPSON OFFER

NEW ORLEANS, September 14, 2006 — Sizeler Property Investors, Inc. (NYSE: SIZ) has received a non-binding term sheet from Compson Holding Corporation with respect to Compson’s proposed acquisition of Sizeler’s real estate holdings through a newly-formed entity, and the payment by the purchaser of specified liabilities only. Compson’s bid is structured as an asset purchase and not as a bid for the shares of the company. The term sheet is subject to definitive documentation and does not provide a firm commitment in regards to financing.

While the Compson term sheet indicates a price of $16.10 per share, that price does not provide for the payment of all liabilities and expenses of Sizeler, including expenses, liabilities and reserves required to wind-down and liquidate the company. Accordingly, the value of the Compson proposal to Sizeler’s stockholders is not $16.10 per share.

Sizeler’s board of directors is currently reviewing the Compson proposal, and will advise stockholders of its conclusion and actions as soon as possible.

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Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties — sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a preliminary proxy statement on August 31, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and its executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger.

Information regarding the interests of these persons in the solicitation is more specifically set forth in the preliminary proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on August 31, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.